UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:  September 7, 2013

General Moly, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

(Address of principal executive offices, including zip code)

(303) 928-8599

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 7, 2013, General Moly, Inc. (the “Company”) implemented a cost reduction and personnel retention program (“Program”) concerning reductions in base cash compensation for the Company’s executive officers and members of the Board of Directors (the “Board”), as well as cash and equity incentives for the executive officers who remain with the company through the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board, a Change of Control (as defined in the employment or change of control agreements between the Company and each of the “Covered Executives” (defined below)); involuntary termination (absent cause); or January 15, 2015 (the “Vesting Date”).  These changes to executive and director compensation are part of the cost reduction program discussed further under Item 8.01 below.

Reductions in Cash Compensation

On August 20, 2013, the Board conditionally approved temporary salary reductions until the Vesting Date is achieved for certain employees of the Company, including Bruce D. Hansen, the Company’s Chief Executive Officer; David A. Chaput, the Company’s Chief Financial Officer; Robert I. Pennington, the Company’s Chief Operating Officer; R. Scott Roswell, the Company’s Vice President of Human Resources, Corporate Counsel; and Lee M. Shumway, the Company’s Controller and Treasurer (the “Covered Executives”).  The salary reductions for the Covered Executives are as follows:

Name	Previous Base Salary	Percentage Reduction	New Base Salary

Bruce D. Hansen	$550,000	25%	$412,500
David A. Chaput	$312,700	20%	$250,160
Robert I. Pennington	$297,000	20%	$237,600
R. Scott Roswell	$250,700	15%	$213,095
Lee M. Shumway	$234,350	15%	$199,198

The salary reductions were subject to implementation of the Program on September 7, 2013 and the execution by each Covered Executive of a Salary Reduction and Stay Incentive Agreement.  In addition, Messrs. Hansen, Chaput and Pennington executed a waiver of the provisions in their employment agreements that would have permitted them to terminate those agreements for “Good Reason” (as defined therein) upon a material diminution of their base salary.

In addition, cash compensation for the Company’s non-employee directors was reduced by 25% for annual retainer and meeting fees.

Retention Cash Incentives and RSU Grants

The Board also conditionally approved the payment of a retention cash incentive to each Covered Executive if he remains continuously employed by the Company through the Vesting Date.  The cash incentive amounts for the Covered Executives are as follows:

Name	Incentive Amount

Bruce D. Hansen	$412,500
David A. Chaput	$156,350
Robert I. Pennington	$148,500
R. Scott Roswell	$125,350
Lee M. Shumway	$117,175

Each retention cash incentive shall be reduced by applicable withholding amounts for taxes and payroll deductions.  Payment of the incentives shall be made in a lump sum on a date determined by the Company, which shall be within sixty (60) days after the Vesting Date, except as may otherwise be required by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

In addition, the Board conditionally approved retention grants of restricted stock units (RSUs) to the Covered Executives, following the grant date of September 6, 2013, as follows:

Name	RSUs

Bruce D. Hansen	245,536
David A. Chaput	93,065
Robert I. Pennington	88,393
R. Scott Roswell	74,613
Lee M. Shumway	69,747

The RSUs will vest on the Vesting Date.

The retention cash incentives and RSU grants were subject implementation of the Program on September 7, 2013 and  execution by each Covered Executive of a Salary Reduction and Stay Incentive Agreement.

Item 8.01                   Other Events

On September 9, 2013, the Company announced that it has implemented a cost reduction program to preserve liquidity while actively pursuing financing options for the Mt. Hope Project. The Company will continue to maintain its permits in good standing and preserve the capacity to rapidly restart engineering, procurement and construction at Mt. Hope after completing full project financing.

Specific provisions of the cost reduction program include:

•                  25% reduction in base cash compensation for the Chief Executive Officer and members of the Board of Directors, with other senior employees receiving 10 to 20% salary reductions, as noted under Item 5.02 above.

•                  Prudent focus on reducing all other expenditures including engineering, administrative and procurement expenses.

•                  General Moly has implemented a personnel retention program,  in parallel with compensation reductions,  providing cash and equity incentives for employees who remain with General Moly.

On September 9, 2013, the Company issued a press release announcing the implementation of the cost reduction program.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release of General Moly, Inc. dated September 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: September 10, 2013	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer